Exhibit 99.1

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

June 2, 2026

Mr. Reed Whitman

Executive Vice President, Chief Financial Officer and Treasurer

Hometown Financial Group, MHC

36 Main Street

Easthampton, MA 01027

Dear Mr. Whitman:

This letter sets forth the agreement between Hometown Financial Group, MHC, Easthampton, Massachusetts (“HFG” or the “Company”), the sole stockholder of Hometown Financial Group, Inc., the “mid-tier” holding company for three banking subsidiaries, and RP® Financial, LC. (“RP Financial”), whereby the Company has engaged RP Financial to provide conversion appraisal and related services in conjunction with the proposed full stock conversion of the MHC and simultaneous merger with a regional bank (the “Target”). The three current banking subsidiaries (TruNorth Bank, bankESB, and bankHometown) will be merged into one banking subsidiary prior to closing (the “Bank”) and the Target will be merged with and into the Bank at closing.

The appraisal and related services and fee schedule are described in greater detail below. The undersigned will direct this engagement and will be assisted by James P. Hennessey, Director, Gregory E. Dunn, Director, and other members of our staff.

Description of Appraisal Services

RP Financial’s services are described below.

Due Diligence Review. RP Financial will conduct financial due diligence of the Company and the Target, including senior management interviews of the Company and reviews of historical and pro forma financial information and other documents and records of the Company and the Target, to gain insight into the operations, financial condition, profitability, market area, risks and other internal and external factors impacting the Company and the Target. RP Financial will review the merger agreement terms, as well as the merger consideration, the preliminary fair value and accounting adjustments related to the merger determined by a third party retained by the Company, and the estimated pro forma financial impact of the merger to the Company.

We will review pertinent sections of the prospectus and conduct discussions with the Company and its advisors to obtain key information for the appraisal report, including key deal elements such as use of proceeds, reinvestment rate, marginal tax rate, offering expenses, stock plans characteristics (such as employee stock ownership plan and stock grant plan), dividend policy, charitable foundation for the formed concurrent with the conversion, and pro forma financial impact of the merger. This due diligence review will be considered in determining the pro forma market value of the Company in accordance with applicable regulatory appraisal guidelines.

1311-A Dolley Madison Boulevard Suite 2A McLean, VA 22101 www.rpfinancial.com wpommerening@rpfinancial.com	Cell: (703) 989-1374 Direct: (703) 647-6546 Main: (703) 528-1700

Mr. Reed Whitman

June 2, 2026

Appraisal Report Preparation. RP Financial will prepare a detailed written valuation report consistent with applicable regulatory appraisal guidelines and standard pro forma valuation practices, taking into consideration the intended stock offering and merger. The appraisal report will include an analysis of the Company’s pre-conversion financial condition and operating results, as well as an assessment of the key risks and operating strategy. The appraisal report will rely on the financial and other information disclosed in the prospectus and other application materials. The appraisal report will incorporate an evaluation of the Company’s business strategies, market area, prospects for the future and the intended use of proceeds, including the merger. A peer group analysis comparing the Company to certain relatively comparable public banking companies will be conducted to determine the appropriate valuation adjustments for the Company relative to the peer group’s pricing ratios. RP Financial will rely on the financial and other information disclosed by the peer group companies and third-party data bases of such information. RP Financial will also consider the overall market for bank stocks and the new issue market for recent conversions.

The original appraisal report will conclude with a midpoint pro forma market value, and the offering range will then be established consistent with applicable regulatory requirements. The appraisal report will establish the basis for the aggregate offering size, from which the Board will determine the offering price per share. The appraisal report will reflect any adjustment required to account for MHC assets.

The appraisal report may be periodically updated during the application and offering process. In accordance with applicable regulatory requirements, there will be at least one updated appraisal to be prepared at the closing of the stock offering to determine the number of shares to be issued. In the event of a syndicated community or firm commitment offering, it may be necessary to file interim updates in conjunction with the closing of the subscription offering and/or prior to the pricing phase for a syndicated community or firm commitment offering. In the event of a syndicated community or firm commitment offering, RP Financial will participate in the various all hands calls or meetings regarding the offering results, pricing discussions, and timing.

RP Financial agrees to perform such other services in connection with the regulatory review of the appraisal and subsequent updates and respond to the regulatory comments, if any.

Upon request, RP Financial will provide a preliminary estimate of the pro forma value, incorporating the merger, for securities filing purposes and for inclusion in the Company’s investor presentation at the time of the merger announcement. If so requested, it is understood that such preliminary estimate may differ from the subsequently determined appraised value in the original appraisal report to be filed with the regulatory application.

Timing. RP Financial agrees to deliver the original appraisal report and subsequent updates, in writing, to the Company at the above address, in conjunction with the filing of the regulatory applications and amendments thereto. With prior approval by the Company, subsequent updates will be filed promptly as certain events occur that warrant their preparation.

Board Presentation. RP Financial anticipates presenting the original appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Company’s Board of Directors prior to the filing with the regulatory application. If appropriate, RP Financial will present subsequent updates to the Board. It is understood that this appraisal review may be presented by telephone or videoconference.

Mr. Reed Whitman

June 2, 2026

Description of Pro Forma Tables and Schedules Services

RP Financial will assist in the preparation of pro forma tables and schedules to be included in the Company’s Prospectus, regulatory application and related materials, utilizing the fair value adjustments and the appraisal conclusions. These pro forma tables and schedules will reflect RP Financial’s appraisal conclusions and rely upon estimated fair value adjustments of the merger prepared by a third party retained by the Company. Such pro forma tables and schedules will reflect the pro forma impact of the conversion offering and merger on the Company’s reported balance sheet, income statement, and regulatory capital, and, if appropriate, projected financial information.

Fee Structure and Payment Schedule

The Company agrees to pay RP Financial the following fees for preparation and delivery of the original appraisal report, subsequent appraisal updates, and pro forma tables and schedules preparation services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

•
$50,000 upon execution of this letter of agreement engaging RP Financial’s appraisal services;
•
$420,000 upon delivery of the completed original appraisal report, – to include the original appraisal report and the first required appraisal update report;
•
$50,000 upon delivery of the merger pro forma tables and schedules for the prospectus and regulatory applications; and
•
After delivery of the first appraisal update report, if so required, $25,000 upon delivery of each subsequent appraisal update report required in conjunction with the regulatory application and stock offering. It is understood that there will be at least one appraisal update report required by regulations upon completion of the stock offering.

The Company will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of-pocket expenses may include travel, printing, communications, shipping, reasonable counsel fees, computer and data services, and will not exceed $15,000 in total, without the Company’s authorization to exceed this level.

In the event the Company shall, for any reason, discontinue the proposed transaction prior to delivery of the completed original appraisal report or subsequent updates and payment of the corresponding fees, the Company agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial retainer fee towards such payment, together with reasonable out-of-pocket expenses, subject to the cap on such expenses as set forth above. RP Financial’s standard billing rates range from $125 per hour for Associates to $600 per hour for Managing Directors.

If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such

Mr. Reed Whitman

June 2, 2026

unforeseen events shall include, but not be limited to, material changes to the structure of the transaction such as exclusion of the simultaneous business combination transaction, material changes in the applicable regulations, appraisal guidelines or processing procedures as they relate to such appraisals, material changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal.

Covenants, Representations and Warranties

The Company and RP Financial agree to the following:

1. The Company agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. All information provided by the Company to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the reorganization and stock offering is not consummated, or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Company the original and any copies of such information.

2. RP Financial represents that it will comply with any and all federal, state and local laws, regulations and ordinances governing or relating to the privacy, security, confidentiality or integrity of personal information, data, and confidential information (“Privacy Laws”). RP Financial shall implement such physical, administrative and technical safeguards as shall be necessary to ensure the security and confidentiality of any personal information, data, and confidential information it receives, including maintaining written policies and procedures detailing its compliance with any applicable Privacy Laws. Such written policies and procedures shall be made available to the Company for review upon request. The Company represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Company’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3. (a) The Company agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorney’s fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial, either orally or in writing; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial; or (iii) any action or omission to act by the Company, or the Company’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Company will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which RP Financial is deemed entitled to indemnification

Mr. Reed Whitman

June 2, 2026

hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Company immediately via telephone, to be followed up in writing, of any actual, suspected or threatened security breach incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial warrants that it has in place commercially reasonable information security policies, practices and procedures for the protection of such confidential information. RP Financial will defend, indemnify and hold the Company harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by the Company, the costs of any and all notifications that the Company sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

(b) RP Financial shall give written notice to the Company of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Company elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Company shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Company hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Company or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Company does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Company’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Company of detailed billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

(c) Subject to the Company’s right to contest under Section 3(b) hereof, the Company shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Company: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it or he is not entitled to such indemnification; and (3) a detailed invoice of the expenses for which reimbursement is sought. It being understood in connection with the foregoing that the Bank shall not be responsible for the fees and expenses of more than one counsel in any matter for which indemnification is sought by RP Financial hereunder.

(d) In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

Mr. Reed Whitman

June 2, 2026

(e) Notwithstanding any other provision set forth in this Agreement, in no event shall any payments made by the Company or the Bank pursuant to this agreement exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

This agreement constitutes the entire understanding of the Company and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the Commonwealth of Massachusetts. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Company and RP Financial are not affiliated, and neither the Company nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Company.

* * * * * * * * * * *

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the engagement fee of $50,000.

Sincerely,

/s/ William E. Pommerening

William E. Pommerening Managing Director

Agreed to and Accepted by:	Reed Whitman	/s/ Reed Whitman
Executive Vice President, Chief Financial Officer and Treasurer Hometown Financial Group, MHC

Date Executed:	June 2, 2026